Exhibit 99.1

For Immediate Release
Builders FirstSource Elects Two New Independent Board Members
September 20, 2005 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today announced the elections of Robert C. Griffin and Cleveland A. Christophe to its board of directors. Mr. Griffin joined the board in June 2005 immediately following the company’s initial public offering. The company’s board now consists of seven members. Both gentlemen will serve as members of the audit committee. With their elections, the company’s audit committee now has a majority of independent directors.
“We are happy to have both Bob and Cleve join our board,” commented Paul S. Levy, Builders’ Chairman of the Board. “They each bring a wealth of experience to our board and will be key contributors as Builders FirstSource continues to grow and evolve.”
In addition to the Builders FirstSource board, Mr. Griffin serves on the board of directors of Commercial Vehicle Group, Inc. In March 2002, Mr. Griffin retired from Barclays Capital, where he was Head of Investment Banking, Americas and a member of the Management Committee from June 2000 to March 2002. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Bank of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and Senior Management Council Member.
Mr. Christophe founded TSG Capital Group, a private equity investment firm, in 1992 and currently serves as its Managing Partner. Previously, he was senior vice president of TLC Group, L.P. Mr. Christophe previously held numerous positions with Citibank, N.A. He has also served as a director of various public and private companies, and has been a Chartered Financial Analyst since 1975.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 62 distribution centers and 50 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
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Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500